UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ________________________________________

Omega Commercial Finance Corporation
(Exact Name of Small Business Issuer in its Charter)

WYOMING		83-0219465
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

200 South Biscayne Blvd, Suite 4450
Miami, Florida 33131
 (305) 677-0306
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

200 South Biscayne Blvd, Suite 4450
Miami, Florida 33131
 (305)677-0306
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

VINCENT & REES, L.C.
175 East 400 South
Suite 610
Salt Lake City, Utah 84106

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	7,829,654 (1)	$0.11	$861,261.94	$79.24
Total	7,829,654	$0.11	$861,261.94	$79.24

(1) The shares of our Common Stock being registered hereunder are being registered for sale by the selling future security holders named in the prospectus. In accordance with Rule 415, the number of shares being registered pursuant to the Investment Agreement with Dutchess Private Equities Fund, Ltd. is 4,829,654. The shares registered herein also include the sale of up to 3,000,000 newly-issued shares of our Common Stock being offered by our management in a private placement offering brokered by ASG Securities, Inc. We are offering the shares for cash on a best efforts basis. ASG Securities, Inc. will underwrite the shares by approaching other broker-dealers and marketing the shares to them. The maximum number of shares that may be issued and sold by Omega Commercial Finance Corporation in the offering is 3,000,000. We intend to close on sales of shares with respect to subscriptions we accept. There is no minimum offering amount and all funds will be transmitted to Omega Commercial Finance Corporation, not an escrow agent. This offer is being made from the date hereof until December 31, 2008

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked prices reported on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. on July 11, 2008, exclusive of any dealer markups or markdowns.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED __________________.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

7,829,654 SHARES OF COMMON STOCK TO BE REGISTERED TO DUTCHESS PRIVATE EQUITIES FUND LTD.

      This prospectus relates to (i) the sale of up to 4,829,654 shares of our Common Stock, par value $0.01 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess” or the “Selling Security holder”) upon the closing of a certain transaction with Dutchess as defined herein and (ii) the sale of up to 3,000,000 shares of our Common Stock being offered by our management in a self-underwritten offering. We are offering the shares for cash on a best efforts basis. The maximum number of shares that may be sold by Omega Commercial Finance Corporation in the offering is 3,000,000. We intend to close on sales of shares with respect to subscriptions we accept. There is no minimum offering amount and all funds will be transmitted to Omega Commercial Finance Corporation, not an escrow agent. This offer is being made from the date hereof until December 31, 2008.

Offering Price:	$0.11 per Share	$861,261.94 aggregate
Estimated Expenses:	$0.01 per Share	$100,079.24 aggregate

Estimated Net Proceeds to Omega:	$0.10 per Share	$782,965.40 aggregate

The Selling Security holders may sell their common stock from time to time at prevailing market prices.

       Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “OCFN.” On July 11, 2008, the closing price as reported was $0.15.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OMEGA COMMERCIAL FINANCE CORPORATION IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

The Date of This Prospectus is: _________, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
RISK FACTORS	10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	22
DIVIDEND POLICY	22
MARKET FOR OUR COMMON STOCK	23
DILUTION	23
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
BUSINESS	29
MANAGEMENT	34
EXECUTIVE COMPENSATION	37
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	39
CHANGE IN ACCOUNTANTS	[]
PLAN OF DISTRIBUTION	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

ABOUT OUR COMPANY

The Company was originally named DOL Resources, Inc. and was originally incorporated in the state of Wyoming on November 6, 1973. From November 6, 1973 until September 30, 2002, the Company bought, sold, and leased oil and gas properties. It also explored and developed properties, through joint ventures or subcontracting.  Effective October 1, 2002, the Company sold its oil and gas properties to Glauber Management Company. On October 2, 2002, the Company ceased any operations and became a development stage company, whose activities were limited to the organization of the company.  On September 14, 2007, the Company entered into a share exchange agreement with Omega Capital Funding LLC, whereby the Company became sole owner of Omega Capital Funding, LLC.

The Company’s business plan is to act as a holding company for its subsidiaries, allowing our subsidiaries to operate in the manner they have been operating.  The Company will also function in an advisory capacity for managerial decisions.

Our Business

Omega Commercial Finance Corp, through its wholly-owned subsidiary Omega Commercial Finance  LLC, is a high yield debt lending and advisory firm focused on the middle market commercial real estate borrowers. Omega Commercial Finance LLC specializes in the placement of commercial real estate loans consisting of senior, mezzanine, preferred, and participating equity loans. These loans cover many different types of properties, including offices, hotels, retail establishments, industrial developments, and resort destination developments.

We have our own exclusive institutional capital sources that meet most borrowing needs for borrowers seeking to purchase, refinance, or develop commercial real estate. Additionally, we are able to design creative financing solutions unique to a particular organization. Our commercial real estate financing programs, after thorough due diligence, can satisfy requests from $1,000,000 to $500,000,000 per transaction.

Additionally, our core activities include providing financing programs and/or advisory services for the capital to purchase commercial real estate for prospective borrowers and or entities. Our strategy is to assist borrowers in potentially strong commercial real estate markets and give them a sustainable competitive advantage in buying or developing properties in a manner unique to our programs.  We work with experienced real estate developers, speculators, investors, or basic buyers that have the vision, energy and ability to build their commercial empires and realize significant financial rewards.

We are striving to be recognized as a leader in creating innovative financing solutions by using proven real estate fundamentals combined with commercial real estate market knowledge to allow us to efficiently identify financing opportunities that suit our clients. We understand all facets of the commercial real estate market and utilize widely used analytical and fundamental tools which enable us to identify and quantify risk and return for complex commercial real estate loan requests. Additionally, our access to established appraisal services, land planners, and real estate market researchers from a variety of geographical disciplines allow us to approach transactions with creativity.  Finally, we have a network of top legal firms, rating agencies, commercial real estate market research firms, and finance firms, in conjunction with other capitalization sources, to provide a broad perspective concerning what financing will best meet the immediate needs of the borrower. In sum, we specialize in commercial real estate financing and asset based lending transactions that are typically hard to place with traditional banks.

The Company’s Commercial Real Estate Objective and Strategy

Our objective is to provide short and medium term loans (“Loans”) to middle market borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages.

We focus on various alternative commercial real estate financings opportunities with an emphasis on Loans secured by commercial real estate and also seeks to financing opportunities as either an advisory or lender non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

Use of Loan Servicers

In carrying out our objectives and strategies we may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing. We perform due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with us.

Use of Other Third Party Feasibility and Evaluation Providers

We utilize various third party organizations that provide important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of our management, we may sell participation rights in the loans to other entities.

Acquisition of a Minority Interest in ASG Securities, Inc.

ASG Securities, Inc. (“ASG”), a Financial Industry Regulatory Authority (“FINRA”) member investment banking and SEC registered securities broker dealer, was founded and incorporated in 1997 and reincorporated in the State of Florida in February of 2004. It has been owned by the same shareholders since inception. On September 12, 2007, we entered into a Stock Purchase Agreement, whereby we acquired 12% of the outstanding voting common stock of ASG from an existing shareholder, and will acquire a total of 48% of the issued and outstanding Common Stock of ASG upon FINRA approval of the transfer of the remaining 36%. No more than 24% of ASG common stock may be sold to any investor until FINRA shall have approved a change of control pursuant to NASD Rule 1017. Simultaneous with our purchase of the 12% interest, another FINRA member principal, a related party to the Company, purchased an identical 12% from the same shareholder who sold shares to the Company. This related party, Bill Slivka, also intends to purchase an additional 36% upon FINRA approval of his additional purchase. For that reason, there was an initial closing on September 12, 2007, for the two purchasers’ respective 12% interests each, and a final closing on the two purchasers’ remaining 36% interest each.  The remaining total of 72% of the shares of ASG were placed in escrow, to be released to the Company and the related party upon approval of the change of control by FINRA.

Since the two purchasers, Omega and the other related FINRA member principal, will in the future jointly own 96% of the issued and outstanding Common Stock of ASG, the total percentage to be transferred constitutes a change of control in the ownership of ASG.  Omega has paid $59,880 for its shares, and paid in additional capital to ASG of  $25,000. Omega also paid expenses to date, related to the acquisition and the filings required to change ASG’s member status, of approximately $61,400, exclusive of legal costs associated with the share purchase and subsequent filings. Omega is further responsible for some ongoing non-material administrative costs in relation to its interest in ASG. Until such approval is granted by FINRA, the seller shall retain control over ASG. All of ASG’s experienced management principals and administrative principals, including its two founding officers, shall remain with the firm subsequent to the change in control for at least three years.

Management believes its purchase of the minority interest in ASG, 48% when fully approved by FINRA, will enhance its ability to securitize the mortgages it originates to re-sell in the financial marketplace, either directly through ASG, or through syndication by ASG of larger portfolios of acquired loans or derivative loan products to “package” with Omega’s originated loans. In the event that Omega would sell the loans we originate as whole loans, not securitized, ASG could also act as a broker of such transactions. In the event that Omega decides to offer, in the future, any other private placements related to the purchase, origination and underwriting, and/or management of commercial properties or mortgages, then Omega expects to utilize ASG’s member firm sponsorship capabilities to syndicate such transactions.

While Omega will own a non-controlling interest in ASG, together with the other affiliated member principal we will own 96%, and can therefore jointly exercise complete control of ASG when FINRA approves the remaining stock transfer from escrow.  As our controlling shareholder, Jon S. Cummings,IV,  will be required pursuant to NASD rules, to become a licensed securities associated person, and eventually a FINRA principal, if he wishes to participate on the board of directors of ASG, or exercise any decision making capabilities in the direction, business or daily activities of ASG. Mr. Cummings, IV, is in the process of becoming licensed pursuant to these rules, a process that typically takes 6 months or longer to complete. Subsequent to completion of his licensing requirements, he will be required to maintain certain continuing education requirements, which could take up to 20 hours of course attendance during every two year period, and is required to be electronically tested every two years to update his licensing status If our President is not properly licensed by FINRA and the SEC within the prescribed time frames allowed, he may be precluded from exercising any decision making control over the activities of ASG until he is properly licensed, and if he never becomes properly licensed, would need to sponsor a properly licensed alternate executive officer associated with the Company to exercise decision making capabilities on behalf of OEMGA in regards to its interest in ASG. There is no assurance that either Mr. Cummings will become properly licensed in the future, or whether we will recruit and retain an executive officer so licensed, or who will become so licensed in the future. Accordingly, to the extent that the Company never is represented by a properly licensed executive officer, Omega may be permanently precluded from exercising control over the direction and business strategies of its ASG non-wholly owned subsidiary member firm affiliate.

Our Industry

The industry consists of asset-based loan financing companies and lenders seeking to originate commercial real estate loans to most borrowers that do not meet traditional bank financing requirements. These borrowers are either seeking high loan to value ratios, which means they do not have the ability to capitalize the loan with adequate equity, or they are seeking loans in a market sector that is out of favor. Consequently, these type borrowers understand they will be charge substantially higher rates and closing points. We prefer to use the terminology “alternative” lending, since we may not find ourselves working with more conventional financing methods.

Our Competitive Strengths

Flexibility - We are not regulated like banks or in some cases larger commercial real estate funds or REITS that have certain amount of loans types than can originate in a certain year, or may be required not to originate loans in certain regional or geographical location, or originate loans of a certain dollar amount, or have a certain method of underwriting that that fits one particular borrower

Creativity -- We can be very creative in structuring a loan for a borrower because we will have access to the capital markets, and we are not tied to a certain investment performance level, or having to meet certain investment threshold to find or attract private capitalization sources.

Timing -- The majority of the commercial real estate requests are seeking quick closing. We do not have the long drawn out loan committee format. We can make a determination of our interest in a commercial real estate request in 5 to 10 days, and a commitment is some cases in less than 3 weeks. This is due to our three-person committee that consists of the President, VP, and Lisa Babbage-Jackson a board member, all bringing a combined 50 years of expertise in the commercial real estate industry.

Our Growth Strategy

Our growth strategy is to raise funds through capital markets to originate commercial real estate loans that the Company can pledge to implement a commercial real estate warehouse credit facility that will allow us to use prudent leverage to increase our ability to originate more commercial real estate mortgages.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section captioned “Risk Factors,” including, for example, risks related to:

•	The value and volatility of our common stock;

•	Our limited operating history; and

•	Our reliance on the continuing efforts of our chief executive officer.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Use of Certain Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this report to:

•	"OCFN" "we," "us," or "our," "Successor" and the "Company" are references to the combined business of Omega Commercial Finance Corporation and its wholly-owned subsidiaries.

•	“Securities Act” are references to the Securities Act of 1933, as amended and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

On August 6, 2007, we effected a 10-to-1 reverse split of the outstanding shares of our common stock held as of August 6, 2007. All share numbers contained in this report, unless otherwise indicated, are adjusted to reflect this forward split. This reverse split was reported in the 10QSB/A filed on April 15, 2008 for the period ended September 30, 2007.

 Where You Can Find Us

Our corporate headquarters are located at 200 South Biscayne Blvd, Suite 4450, Miami, Florida 33131. Our telephone number is (305) 677-0306. We maintain a website at www.omegacommercialfinancecorp.com that contains information about our company, but that information is not a part of this prospectus.

THE OFFERING

COMMON SHARES OUTSTANDING PRIOR TO OFFERING

Common Stock, $0.01 par value	24,910,900

Common Stock Offered by the Company.	7,829,654

Use of Proceeds	We will receive proceeds from the issuance of stock which will be used for working capital.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	OCFN.BB

Executive Offices	Currently, our executive offices are located at 200 South Biscayne Blvd., Suite 4450, Miami, FL 33131 and our telephone number is (305) 677-0306.

Shares to Be Outstanding After the Offering	32,740,554

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD

On February 6, 2008, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (the “Investor”).   Pursuant to this Agreement, the Investor shall commit to purchase up to $20,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date.  The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date, which would be seven days following the put notice, with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice.  We intend to make our best efforts to submit the Put request within ten days from the effective date of this Registration Statement. Although cash received from each Put will increase our liquidity, the sale of our common stock to the Investor in accordance with the Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

In connection with the Agreement, we entered into a Registration Rights Agreement with the Investor (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Agreement. The completion and filing of this Registration Statement is evidence of our full intention to satisfy the provisions of the Agreement.

The Company intends to use the proceeds of the Dutchess transaction to finance small commercial real estate bridge loans and mortgages to borrowers.

SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2007 and December 31, 2006 are derived from our December 31, 2007 audited financial statements. The statement of operations and balance sheet data for the three months ended March 31, 2008 were derived from our reviewed financial statements for the period ended March 31, 2008.

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Balance Sheet
For the Periods Ended March 31, 2008 and 2007

ASSETS	March 31, 2008	March 31, 2007
Current Assets
Cash in Bank	$24,430	$107,679
Other Receivables	8,331
Current Tax Benefit	-
Total Current Assets	32,761	107,679
Fixed Assets
Fixed Assets (net of Depreciation)	79,594	71,137
Total Fixed Assets	79,594	71,137
Other Assets
Deposits	54,089	19,086
Investments	121,280	-
Total Other Assets	178,450	23,169
Total Assets	$290,804	$201,985

Current Liabilities
Accounts Payable	$13,604	$-
Unearned Revenue		100,000
Pending Litigation	375,000	202,000
Other Accrued Expenses	-	819
Prior Year Tax Provision	3,829
Other Current Liabilities		23,129
Total Current Liabilities	392,433	325,948
Long Term Liabilities

Loans Payable	-	12,500
Total Long Term Liabilities	-	12,500
Total Liabilities	392,433	338,448
Shareholders' Equity
Capital stock, 99,984,500 shares authorized, $.01 par value
15,709,835 shares outstanding	265,370	255,000
Paid-In Capital	2,133,464	1,899,093
Retained Earnings	(2,500,463)	(2,290,557)
Total Shareholder's equity	(101,629)	(136,464)
Total Liabilities and Shareholders' Equity	$290,804	$201,985

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Balance Sheet
For the Years Ended December 31, 2007 and 2006

	2007	2006
ASSETS
Current Assets
Cash in Bank	$120,839	$8,217
Non-trade Receivables	8,331
Prepaid Expenses	481
Total Current Assets	129,651	8,217
Fixed Assets
Fixed Assets (net of Depreciation)	79,498	72,089
Total Fixed Assets	79,498	72,089
Other Assets
Deposits	54,086	19,086
Investments	121,280	-
Intangible Assets (Net of Amortization)	3,333	4,333
Total Other Assets	178,699	23,420
Total Assets	$387,848	$103,726
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$9,302	$-
Unearned Revenue	235,000	100,000
Provision for Litigation	375,000	202,000
Current year tax provision	3,829	-
Other Accrued Expenses	400	31,469
Total Current Liabilities	623,531	333,469
Long Term Liabilities
Loans Payable	-	12,500
Total Long Term Liabilities	-	12,500
Total Liabilities	623,531	345,969
Shareholders' Equity
Capital stock, 100,000,000 shares authorized 14,550,335 shares outstanding	255,000	15
Paid-In Capital	1,899,093
Retained Earnings	(2,389,776)	(242,259)
Total Shareholder's equity	(235,683)	(242,244)
Total Liabilities and Shareholders' Equity	387,848	103,726

WHERE YOU CAN FIND US

Our executive offices are located at 200 South Biscayne Blvd., Suite 4450, Miami, Florida 33131 and our telephone number is (305) 677-0306.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

MARKET DATA AND PROJECTIONS MAY NOT MEET THE COMPANY’S EXPECTATIONS AND PREDICTIONS.

This report also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

DUTCHESS PRIVATE EQUITIES FUND, LTD WILL PAY LESS THAT THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased at a six percent (6%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our "put" right.  Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease.  If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION IN THEIR OWNERSHIP INTEREST FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT AND MAY EXPERIENCE SIGNIFICANT DILUTION ON EARNINGS PER SHARE, NET INCOME PER SHARE, AND BOOK VALUE PER SHARE.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution. Accordingly, we may be required to file one or more registration statements to cover all shares under the Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We are registering 7,829,654 shares yet to be issued of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of July 7, 2008, there were 24,910,900 shares of our common stock issued and outstanding.

THERE MAY NOT BE SUFFICIENT TRADING VOLUME IN OUR COMMON STOCK TO PERMIT US TO GENERATE ADEQUATE FUNDS FROM THE EXERCISE OF OUR PUT.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be our choice of either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $250,000. Based on the formula in the Investment Agreement, however, it is possible that we would only be permitted to exercise a put for $250,000, as there may not be sufficient trading volume in our common stock to permit us to draw down more than $250,000 per each put.  Being unable to draw down on the full $20,000,000 financing may not provide adequate funding for our planned operations.

THE COMPANY MAY NOT SELL ANY SHARES OF COMMON STOCK FOR FIVE TRADING DAYS AFTER A PUT NOTICE IS DELIVERED AND THEREFORE ADDITIONAL CAPITAL RAISING ACTIVITIES WILL BE LIMITED.

None of our officers, directors, insiders, affiliates or other related parties may sell any shares of common stock for five trading days after a put notice is delivered.  Based on this restriction, our additional capital raising activities will be limited. The Company will not be able to issue shares during that period and will thus be restricted in its ability to raise capital during that period.

AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT, WE HAVE AGREED TO MAKE LATE PAYMENTS TO THE INVESTOR FOR LATE ISSUANCE OF SECURITIES AFTER THE SEVEN DAYS FOLLOWING DELIVERY OF A PUT NOTICE.  WE MUST MAKE ANY PAYMENTS INCURRED IN IMMEDIATELY AVAILABLE FUNDS UPON DEMAND BY THE INVESTOR. NOTHING HEREIN SHALL LIMIT THE INVESTOR’S RIGHT TO PURSUE ACTUAL DAMAGES FOR OUR POTENTIAL FAILURE TO ISSUE AND DELIVER THE SECURITIES TO THE INVESTOR, EXCEPT THAT SUCH LATE PAYMENTS SHALL OFFSET ANY SUCH ACTUAL DAMAGES INCURRED BY THE INVESTOR.

After the effective date of the registration statement, we have agreed to make late payments to the investor for late issuance of securities after the seven days following delivery of a put notice.  As such, if we are late in the issuance of securities in accordance with the put notice, we will be subject to late payments.  The following sets forth the exact amount of the late payment based upon the number of days late and the value of the common stock.

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 WORTH OF COMMON STOCK
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each
Business Day late beyond 10 days

If we fail to deliver any portion of the shares of the put to the investor and the investor’s purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the investor by the company, then we must pay to the investor, in addition to any other amounts due to investor pursuant to the put and a open market adjustment amount.  The "open market adjustment amount" is the amount equal to the excess, if any, of (x) the investor total purchase price (including brokerage commissions, if any) for the open market share purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the investor from the sale of the put shares due.  We must pay the open market adjustment amount to the investor in immediately available funds within five (5) business days of written demand by the investor.  By way of illustration and not in limitation of the foregoing, if the investor purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an open market purchase with respect to shares of common stock it sold for net proceeds of $10,000, the open market purchase adjustment amount which we will be required to pay to the investor will be $1,000.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON THE CONTINUING EFFORTS OF OUR EXECUTIVE OFFICER.

Management’s ability to successfully manage the company’s affairs currently depends on efforts of Jon S. Cummings IV. Management will be relying extensively on his experience, relationships and expertise. If he should die, become disabled or otherwise cease to participate in the Company’s business, the Company’s ability to select attractive investments and manage its portfolio could be severely impaired. Although these individuals will devote such portion of his time and attention as he believes is necessary to conduct the business and affairs of the Company, he may not devote all of his time and may be involved in other business activities. There can be no assurance that either of these individuals will remain with the Company or other wise carry on his current duties with the Company.

MOST OF THE COMPANY’S COMMERCIAL REAL ESTATE LOANS WILL BE HIGHLY ILLIQUID, THEREFORE THE COMPANY MAY NOT BE ABLE TO REALIZE SUCH INVESTMENTS IN A TIMELY MANNER.

Most of the Company’s investments are highly illiquid with no established market, and there can be no assurance that the Company will be able to realize on such investments in a timely manner. Distributions in kind of illiquid securities to officers and directors may be made. Although loans and other investments by the Company may generate current income, the return of capital and the realization of gains, if any, from an investment generally will occur only upon the partial or complete realization or disposition of such loan or investment.

LOANS MADE BY THE COMPANY MAY BECOME UNCOLLECTIBLE, LARGE AMOUNTS OF UNCOLLECTIBLE DEBT MAY MATERIALLY AFFECT THE PERFORMANCE OF THE COMPANY.

The loans made by the Company are relatively illiquid. Substantial risks are involved in making loans. Most, and possibly all, of the loans will not be guaranteed. Management will attempt to use information to help eliminate uncollectible debt resulting from bankruptcy and death, but no assurance can be made that it will be able to do so. If the Company’s debt portfolio contains a large portion of uncollectible debt it may materially affect the performance of the Company. In addition, if any Borrower defaults on a loan, the Company may be required to expend monies in connection with foreclosure proceedings and other remedial actions which could adversely affect the performance of the Company.

Certain loans made by the Company may be affected by economic, political, interest rate and other risks, any of which could result in an adverse change in the value of the asset that is used as collateral for the loan.

OUR BUSINESS IS DEPENDANT UPON SERVICERS TO ORIGINATE AND ADMINISTER LOANS, FAILURE OF THE SERVICERS TO ORIGINATE LOANS IN SUFFICIENT QUANTITY AND QUALITY MAY CAUSE THE COMPANY TO FAIL TO EFFECTIVELY IMPLEMENT ITS INVESTMENT STRATEGY.

The Company is or may be largely dependant upon the Servicers to originate and administer loans in the Company’s portfolio. Should the Servicers fail to originate the loans in sufficient quantity and quality, the Company will be unable to effectively implement its investment strategy. Should and Servicer fail to properly administer and service loans, including monitoring Borrower’s compliance with the terms of the relevant loan documents, collecting and forwarding loan payments to the Company, and adequately pursuing and protecting the Company’s rights under the loan documents, any such failure could have a material adverse effect on the Company and its investment operations. In addition, should any Servicer default on its guaranty, if any, of a Borrower’s obligation to repay a loan, such default could have a material adverse effect on the Company and its investment operations. In addition to the Servicers, the Company may retain Mortgage Brokers to introduce loans to the Company that satisfy the Company’s investment criteria, and pay commissions to such Mortgage Brokers based on the value of such loans. Some of these Mortgage Brokers may be deemed to be affiliates of management. Management believes that all commissions payable to such persons or other affiliates of management will be reasonable and consistent with industry standards.

THE COMPANY MAY APPRAISE LOANS AT A VALUE THAT IS MATERIALLY DIFFERENT FROM THE VALUE ULTIMATELY REALIZED.

The Company makes and values loans, in part, on the basis of information and data gathered from independent appraisal professionals. Although management evaluates all such information and data and may seek independent corroboration when appropriate and reasonably available, management is not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information may not be available. It is possible that the appraised value of a loan may differ materially from the actual value ultimately realized by the Company with respect to such loan.

THE COMPANY’S LOAN STRATEGY WILL LIKELY BE CONCENTRATED WHICH COULD LEAD TO INCREASED RISK.

Due to the nature of the Company’s collateralized loan strategy, the Company’s portfolio will likely be concentrated in a limited number of loan investments. Thus, the Company’s investors will have limited diversification. In addition, if the Company makes an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that the Company will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of the Company having an unintended long term investment and reduced diversification.

THE COMPANY MAY MAKE INVESTMENT IN FOREIGN COUNTRIES WHICH MAY LEAD TO ADDITIONAL RISKS NOT INHERENT TO DOMESTIC LENDING.

The Company may make investments in foreign countries, some of which may prove to be unstable. As with any investment in a foreign country, there exists the risk of adverse political developments, including nationalization, acts of war or terrorism, and confiscation without fair compensation. Furthermore, any fluctuation in currency exchange rates will affect the value of investments in foreign securities or other assets and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency. In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States. Foreign countries also may impose taxes on the Company. Management will analyze risks in the applicable foreign countries before making such investments, but no assurance can be given that a political or economic climate, or particular legal or regulatory risks, might not adversely affect an investment by the Company.

THE COMPANY MAY MAKE COLLATERALIZED REAL ESTATE LOANS WHICH MAY SUBJECT THE COMPANY TO CERTAIN RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

The Company may make loans collateralized by real estate. Therefore, an investment in the Company may be subject to certain risks associated with the real estate industry in general. These risks include, among others: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates. To the extent that the Company’s investments, or the assets of underlying or collateralizing the Company’s investments, are concentrated geographically, by property type or in certain other respects, the Company may be subject to certain of the foregoing risks to a greater extent.

IF THIRD PARTIES DEFAULT OR ENTER BANKRUPTCY THE COMPANY COULD SUFFER LOSSES.

The Company may engage in transactions in securities and financial instruments that involve counterparties. Under certain conditions, the Company could suffer losses if counterparty to a transaction were to default or if the market for certain securities and/or financial instruments were to become illiquid. In addition, the Company could suffer losses if there were a default or bankruptcy by certain other third parties, including brokerage firms and banks with which the Company does business, or to which securities have been entrusted for custodial purposes.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stocks. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FAILURE TO MAINTAIN ADEQUATE INTERNAL CONTROLS COULD IMPAIR OUR ABILITY TO PROVIDE ACCURATE FINANCIAL STATEMENTS AND COMPLY WITH THE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002, WHICH COULD CAUSE OUR STOCK PRICE TO DECREASE SUBSTANTIALLY.

Since, prior to the Share Exchange Transaction, Omega Capital Funding, LLC operated as a private company without public reporting obligations, and it had committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;

o	Receive the purchaser’s written consent to the transaction; and

o	Provide certain written disclosures to the purchaser.

 FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to the Investor.  The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses. We will receive proceeds from the issuance of stock through the Dutchess transaction and the Offering which will be used for working capital.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock was traded on the Grey Sheets and Pink Sheets markets during the years ending December 31, 2005 and 2006. Our Common Stock began trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”), ticker symbol OCFN, on January 22, 2008. Based on the average of the bid and asked prices reported on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. on June 13, 2008, exclusive of any dealer markups or markdowns, the common stock was $0.11 per share.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 2,495 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Forward Looking Statements

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview

Our core investment objective is to achieve advantageous and consistent rates of return by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages.  Omega Capital Funding, LLC, (“OCFI”) invests in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

Plan of Operations

For the Three- Month Periods Ended March 31, 2008 and 2007 (Unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue and key components of our revenue for the periods indicated in dollars

Revenues	March 31, 2008	March 31, 2007
Engagement Fees	$92,119	$81,500
Lock-up Fees	338,000	278,666
Other Income	1,500	0
Total Revenue	428,619	360,166
Refunds	(35,000)	0
Net Revenue	393,619	360,166

Cost of Goods Sold
Travel	$6,235	$1,871
Underwriting	32,600	46,500
Appraisers	9,400	0
Consulting	2,000	18,960
Total Cost of Goods Sold	50,235	67,331
Gross Profit	343,384	292,835

General and Administrative Expenses
Directors' Fees	$52,500	$0
Payroll expenses	117,456	82,232
Rent	35,589	36,371
Legal Fees	44,515	11,842
Depreciation	4,505	3,402
Amortization	250	250
Other G&A Expenses	93,270	29,828
Total expenses	348,085	163,925
Net Income (Loss) from operations	$(4,701)	$128,910

Other Income (Expense)
Interest Income	14	0
Loss due to Fraud	(106,000)	0
Total Other Income (Loss)	(105,986)	0

Net Income (Loss)	$(110,687)	$128,910

Net Income per share	$(0.01)	$0.05

Weighted average of outstanding shares	15,093,624	2,550,000

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. Net revenue for the three months ended March 31, 2008 were $393,619, compared to $360,166 in the comparable period in 2007.  Operating expenses were $348,085 for the three months ended March 31, 2008 compared with $163,925 in the comparable period in 2007. Other expenses for the three months ended March 31, 2008 were $105,986, compared with no loss in 2006.

For the three months ended March 31, 2008, the Company incurred a net loss of $110,687 and a negative cash flow from operations of $284,049 as compared to a net gain of $128,910 and a positive cash flow from operations of $101,912 for the corresponding period in 2007.

At March 31, 2008, the Company had operating funds of $24,430, with ample funding for continued operations

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Operations
For the Years Ending December 31, 2007 and 2006

Revenue		$1,576,280			$483,500
Cost of Goods Sold		344,636			309,670
Gross Profit		$1,231,644			$173,830
General and Administrative Expenses
Payroll Expenses	641,236		160,981
Rent	151,118		131,995
Legal Fees	132,840		146,225
Depreciation	15,461		11,250
Amortization	1,000		667
Other G&A Expenses	280,084	$1,221,739	$107,010		$558,128
Net (loss)		$9,905		$	$(384,298)
Interest Income		(484)			-
Net Income (loss) before taxes		10,389			(384,298)
Unearned Revenue
Provision for current tax benefit		3,829			-
Net Income (loss)		6,561			(384,298)
Net Income per share		$0.01			$(0.15)
Weighted average of outstanding shares		6,101,020			2,550,335

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. Net revenue for the year ended December 31, 2007 were $1,231,644, compared to $173,830 in the comparable period in 2006.  General and administrative expenses were $1,221,739, compared to $558,128 in the comparable period in 2006.

For the year ended December 31, 2007, the Company had a net gain of $6,561 as compared to a net loss of $384,298 for the corresponding period in 2006.

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential. OCFI was organized as a private commercial real estate lending company primarily for the purpose of underwriting or investing in loans and/or structured financing programs backed or secured by real estate or other types of related or similar assets or equity interests.

The Company has authority to invest in a wide variety of securities, loans, and real estate related investments, domestic or foreign, of all kinds and descriptions, whether publicly traded or privately placed, including but not limited to common and preferred stocks, bonds and other debt securities, direct ownership interests in real estate, interests in real estate investment funds, loans of all kind (including luxury residential loans and other loans described herein), accounts receivable, notes, convertible securities, limited partnership interests, limited liability company interests, mutual fund shares, options, warrants, derivatives, currencies, monetary instruments and cash and cash equivalents. OCFI does not trade commodities or financial futures on behalf of the Company.

Regardless of the type of Loan, the company’s investment focus is on earning rates of return that exceed the commensurate level of risk associated with each Loan and structured financing program. OCFI  independently assesses the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized. As part of OCFI’s assurance procedures, the company assesses the ease or repossessing and disposing of collateral for each loan. The company ensures that underlying projects and properties have adequate insurance. Feasibility reports by third party firms are part of the credit assessment prior to the final approval for any investment.

Commercial Real Estate Financing Objective and Strategy

Our core commercial real estate financing objective is to achieve advantageous and consistent yields by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages. OCFI seeks to financing various alternative commercial real estate loans with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures. OCFI follows a “low risk/high yield” profile for its evaluation process of commercial real estate financing request... OCFI’s will seek to leverage assets to originate high yielding first lien senior debt mortgage loans and structured financing programs, as opposed to riskier, less secure mezzanine or equity positions. The Company seeks to maintain approximately 70% of its loan portfolio in first lien senior debt mortgage loans. In keeping with OCFI’s “low risk/high yield” profile, on leveraged assets, it will lend to Borrowers who have either a strong tract record in the industry, or can pledge equivalent assets, or a combination of both.

Use of Loan Servicers

In carrying out OCFI’s investment strategy, OCFI may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing. OCFI performs due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with OCFI.

Use of Other Third Party Feasibility And Evaluation Providers

OCFI utilizes various third party organizations that provide in connection with the implementation of its investment program and important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, OCFI may sell participation rights in the loans to other entities.

Liquidity and Capital Resources

Our balance sheet as of March 31, 2008 reflects current assets of $290,804 consisting of cash of $24,430 and accounts receivable of $8,331 and total current liabilities of $392,433 consisting of unearned revenue pending litigation of $375,000, prior year tax provision of $3,829, and accounts payable of $13,604.

Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. We will require additional funds to continue to implement and expand our business plan during the next twelve months.

Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. We will require additional funds to continue to implement and expand our business plan during the next twelve months.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

BUSINESS AND RECENT DEVELOPMENTS

Omega Commercial Finance Corporation

Omega Commercial Finance Corporation, originally DOL Resources, Inc. (the “Company” or “OCF CORP”) was incorporated in the State of Wyoming on November 6, 1973. Prior to the Closing, the Company was a “shell” with nominal assets. From November 6, 1973 until September 30, 2002 the Company bought, sold, and leased oil and gas properties. It also explored and developed properties, usually through joint ventures or farm outs. Effective October 1, 2002, the Company sold its oil and gas properties to Glauber Management Company. On October 2, 2002, the Company became a development stage company, whose activities were limited to the organization of the company. The company did not conduct any research, development or other business, and was not involved in any bankruptcy, receivership or similar proceedings. The company was also not involved with any material reclassification, merger, consolidation or purchase of assets. Prior to the Share Exchange Agreement, the company had not offered any products or services since September 30, 2002.

From 1999 to 2006, the Company reviewed opportunities without successfully consummating any new business. The Company ceased operations and became a public “shell” company.

In an effort to substantiate stockholder value, the Company then sought to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed whereby an acquiring company would continue its business as a publicly held entity. As a result of this search, the Company entered into the Share Exchange Agreement with OCFI on September 14, 2007 as described above in Item 2.01. From and after the September 14, 2007 Closing Date, OCFI became a wholly owned subsidiary of the Company.

Omega Capital Funding, LLC

Omega Capital Funding, LLC, (“OCFI”) is a Florida corporation with its principal office location in Miami, Florida. OCFI is principally engaged in financing real estate markets in the United States and globally.

Recent Developments

On April 9, 2008 the Company announced a joint venture development with BBB Developments. A Joint Venture LOI with BBB Developments was signed regarding Los Corrales Condominiums, a 308 unit direct ocean and beach front condominium development located in Puerto Penasco, Mexico. According to the terms of the joint venture, Omega will be responsible for the $61 million construction costs and receive 45% of the net profit from the sales.

On April 7, 2008, the Company entered into a Letter of Intent with Gibraltar Properties, LLC, a Nevada Corporation that holds title to certain property located in Southern California with an estimated value of $1,000,000,000. According to the Letter of Intent, the parties intend to enter into a Merger Agreement whereby Gibraltar Properties, LLC would merge into the Company in exchange for the issuance of 2,000,000 shares of the Company and a $5,000,000 cash payment. Upon the merger, the financials of both companies will be consolidated and the assets of the merged companies will be pledged to implement a minimum $400,000,000 commercial real estate credit facility for designated projects. The Company is currently performing due diligence and an audit of Gibraltar Properties, LLC and will promptly announce any developments in the transaction.

On March 26, 2008 the Company issued 175,000 shares of stock to compensate its board of directors, with an expense of $52,500 to the Company.

In February and March 2008, the Company received $200,000 in proceeds from the sale of 1,000,000 shares of stock as part of a Regulation S offering.  These shares are unregistered, but being sold under the exemption Regulation S, sales to non-US citizens.  The Company plans on receiving $800,000 of proceeds from this sale of unregistered securities

On February 4, 2008, the Company entered into a consulting agreement with business consulting group MJMM Equities, LLC (“MJMM”) whereby MJMM would provide certain consulting services such as (i) assisting in defining capital needs sources and uses of funds; (ii) developing a business plan; (iii) assisting in developing a private placement memorandum; (iv) researching and evaluating current and future acquisition candidates; (v) evaluating existing and new direction channels; (vi) developing a corporate financial website; (vii) and other general business consulting. In exchange for the performance of these services, the Company will deliver compensation to MJMM payable in free-trading shares of the company with a cash value of $75,000 in shares of common stock per month. In addition to the monthly compensation, MJMM shall be eligible to purchase up to $1,000,000 worth of free trading shares of common stock of the Company at a 50% discount of the market price according to the terms set forth in the Consulting Agreement.

On February 4, 2008, the Company entered into a consulting agreement with business consulting group Big Apple Consulting USA, Inc. (“Big Apple”) whereby Big Apple would provide certain consulting services such as (i) marketing to brokers; (ii) introductions to brokerage firms; (iii) lead management services; (iv) analysis of shareholder list and DTC shares; (v) and other general business consulting. In exchange for the performance of these services, the Company will deliver compensation to Big Apple of $25,000.00 per month for and 100,000 shares of common stock. The Company was required to place 200,000 shares in escrow with a third party escrow agent to secure the consideration.

During January and February 2008, the Company purchased 15,500 shares of its stock on the open market.  It is the intent of the Company to formally cancel these shares during the second quarter 2008 at a meeting of the Board of Directors.

On January 18, 2008 executed an Offer Sheet for the acquisition of a federally chartered OTS small community bank. The ownership of the bank and Omega agreed to the initial acquisition price for the two operational branches located in New York City, with total combined assets of $75 million dollars. Both parties have yet to establish a definitive Stock Purchase Agreement, until preliminary due diligence is completed by Patton Boggs LLP, which is a top law firm that structures bank acquisitions. Additionally, any final acquisitions must be cleared by the Federal OTS regulators in order for Omega to take over ownership. In the event of the regulatory approval, Omega anticipates using a combination of cash and stock to structure the purchase of the bank branches and will create a subsidiary bank holding company with 100% ownership going to Omega. Hence, management intends to increase the bank's current equity subsequently increasing the bank's lending capacity proportionally from $75 million dollars to potentially $500 million dollars in assets; and increase the loan per borrower from $1.625 million to $12.5 million. The bank at this time is generating profits; furthermore, the current President is prepared to stay on for an additional 3 years for the purpose of maintaining and expanding the existing business model.

On September 12, 2007, we entered into a Stock Purchase Agreement, whereby we acquired 12% of the outstanding voting common stock of ASG from an existing shareholder, and will acquire a total of 48% of the issued and outstanding Common Stock of ASG upon FINRA approval of the transfer of the remaining 36%. No more than 24% of ASG common stock may be sold to any investor until FINRA shall have approved a change of control pursuant to NASD Rule 1017. Simultaneous with our purchase of the 12% interest, another FINRA member principal, a related party to the Company, purchased an identical 12% from the same shareholder who sold shares to the Company. This related party, Bill Slivka, also intends to purchase an additional 36% upon FINRA approval of his additional purchase. For that reason, there was an initial closing on September 12, 2007, for the two purchasers’ respective 12% interests each, and a final closing on the two purchasers’ remaining 36% interest each.  The remaining total of 72% of the shares of ASG were placed in escrow, to be released to the Company and the related party upon approval of the change of control by FINRA.

Since the two purchasers, Omega and the other related FINRA member principal, will in the future jointly own 96% of the issued and outstanding Common Stock of ASG, the total percentage to be transferred constitutes a change of control in the ownership of ASG.  Omega has paid $59,880 for its shares, and paid in additional capital to ASG of  $25,000. Omega also paid expenses to date, related to the acquisition and the filings required to change ASG’s member status, of approximately $61,400, exclusive of legal costs associated with the share purchase and subsequent filings. Omega is further responsible for some ongoing non-material administrative costs in relation to its interest in ASG.. Until such approval is granted by FINRA, the seller shall retain control over ASG. All of ASG’s experienced management principals and administrative principals, including its two founding officers, shall remain with the firm subsequent to the change in control for at least three years.

Management believes its purchase of the minority interest in ASG, 48% when fully approved by FINRA, will enhance its ability to securitize the mortgages it originates to re-sell in the financial marketplace, either directly through ASG, or through syndication by ASG of larger portfolios of acquired loans or derivative loan products to “package” with Omega’s originated loans. In the event that Omega would sell the loans we originate as whole loans, not securitized, ASG could also act as a broker of such transactions. In the event that Omega decides to offer, in the future, any other private placements related to the purchase, origination and underwriting, and/or management of commercial properties or mortgages, then Omega expects to utilize ASG’s member firm sponsorship capabilities to syndicate such transactions.

While Omega will own a non-controlling interest in ASG, together with the other affiliated member principal we will own 96%, and can therefore jointly exercise complete control of ASG when FINRA approves the remaining stock transfer from escrow.  As our controlling shareholder, Jon S. Cummings,IV,  will be required pursuant to NASD rules, to become a licensed securities associated person, and eventually a FINRA principal, if he wishes to participate on the board of directors of ASG, or exercise any decision making capabilities in the direction, business or daily activities of ASG. Mr. Cummings, IV, is in the process of becoming licensed pursuant to these rules, a process that typically takes 6 months on longer to complete. Subsequent to completion of his licensing requirements, he will be required to maintain certain continuing education requirements, which could take up to 20 hours of course attendance during every two year period, and is required to be electronically tested every two years to update his licensing status If our President is not properly licensed by FINRA and the SEC within the prescribed time frames allowed, he may be precluded from exercising any decision making control over the activities of ASG until he is properly licensed, and if he never becomes properly licensed, would need to sponsor a properly licensed alternate executive officer associated with the Company to exercise decision making capabilities on behalf of OEMGA in regards to its interest in ASG. There is no assurance that either Mr. Cummings will become properly licensed in the future, or whether we will recruit and retain an executive officer so licensed, or who will become so licensed in the future. Accordingly, to the extent that the Company never is represented by a properly licensed executive officer, Omega may be permanently precluded from exercising control over the direction and business strategies of its ASG non-wholly owned subsidiary member firm affiliate.

The Company is currently looking for other acquisitions and business investments.

OUR OPERATIONS

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential. OCFI was organized as a private commercial real estate lending company primarily for the purpose of underwriting or investing in loans and/or structured financing programs backed or secured by real estate or other types of related or similar assets or equity interests.

Regardless of the type of Loan, the company’s focus is on earning yields that exceed the commensurate level of risk associated with each Loan and structured financing program. Omega Capital Funding, LLC independently assesses the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized. As part of Omega Capital Funding, LLC’s assurance procedures, the company assesses the ease of repossessing and disposing of collateral for each loan. The company ensures that underlying projects and properties have adequate insurance. Feasibility reports by third party firms are part of the credit assessment prior to the final approval for any investment.

Investment Objective and Strategy

Our core commercial real estate financing and advisory objective is to achieve advantageous and consistent yields by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core and non-core assets described below (collectively, “Borrowers”) when traditional financing is unavailable to such Borrowers for acquisitions, refinancing, construction, development, rehabilitation and master planned subdivisions of various types and stages. OCFI invests in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of non-core assets, including ground up developments and un-entitled land developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates. Loans can consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.

OCFI follows a “low risk/high yield” profile for its commercial real estate financing and advisory programs . OCFI’s can leverage assets to originate high yielding first lien senior debt mortgage loans and structured financing programs, as opposed to riskier, less secure mezzanine or equity positions. The Company will maintain approximately 70% of its loan portfolio in first lien senior debt mortgage loans. In keeping with OCFI’s “low risk/high yield” profile, on leveraged assets, it lends to Borrowers who have either a strong track record in the industry, or can pledge equivalent assets, or a combination of both.

Use of Loan Servicers

In carrying out OCFI’s investment strategy, OCFI may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing. OCFI performs due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with OCFI.

Use of Other Third Party Feasibility And Evaluation Providers

OCFI utilizes various third party organizations that provide in connection with the implementation of its investment program and important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, OCFI may sell participation rights in the loans to other entities.

Environmental Matters

None.

Principal Executive Offices

The Company’s principal executive offices are located in Miami, Florida 33131 and our telephone number is (305) 677-0306.

DESCRIPTION OF PROPERTY

The Company’s principal executive offices are located in Miami, Florida 33131 and our telephone number is (305) 677-0306.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position

Jon S. Cummings, IV	38	Chief Executive Officer, President and Chairman of the Board of Directors
William Slivka Todd C. Buxton Jon S. Cummings III Clarence Williams Lisa Babbage-Jackson	64 39 64 64 52	Chief Financial Officer Vice President and Director Chairman Director Director

JON S. CUMMINGS, IV, 38.   Jon is responsible for the day to day operation in conjunction with the CEO, including communications to employ additional personnel in the future, such as real estate annalist, surveyors, licensed appraiser, and real estate brokers. Additionally, he is responsible to over see the internal underwriting department to achieve the maximum value in the origination and lending of the investment proceeds. Jon graduated from Ohio University in 1994 with BS dual major in Pre-Law & History. Jon spent the majority of is post gradated years working for his father’s company in the construction management and budgeting in the commercial real estate development and residential building industry. Jon had overseen an estimated one hundred plus million dollars of projects both internationally and domestically.  Currently he is the President/CEO of Omega Capital Funding, LLC which specializes in underwriting commercial real estate projects for institutional capitalization organizations that either co-invest, or participate in joint venture and/or syndicate loans.

Todd C. Buxton, 39. Mr. Buxton’s business experience includes 11 years working in the management and marketing businesses.  Todd spent his first three years after graduating from college handling marketing and public relations for a general contractor/construction manager with annual estimated business revenue over $500 million a year.   Thereafter, Todd was employed by Esquire Data Corporation, a company in the information technology industry, to use his business skills and entrepreneurial drive to help grow the business.  He helped to expand Esquire Data Corporation from a single desk operation servicing a single state to a company which presently operates out of a 15,000 sq/ft facility in Ohio with a second office location in Palm Beach, Florida and business activities in eleven additional States.  In his role, Todd managed over 50 employees including, administrative staff, sales force, project managers, and operation managers.

BILL SLIVKA, 62.  Mr. Slivka has been a California licensed commercial finance mortgage broker, Certified Financial Planner, and National Association of Securities Dealers (NASD) Series 4, 7, 8, 24, & 63 licensed principal.  He has over 25 years of experience in mergers and acquisitions in both the commercial real estate and the banking industries within the United States and abroad.  Bill has had a broad range of experience, including the operating various NASD broker dealers and REITs.  He developed the online trading, evaluation and origination systems for the REITS that he operated.  He also served as President of Capital Suisse Securities, a member of the American Stock Exchange.

JON S. CUMMINGS III, 64 Mr. Cummings has 35 years of experience in many business facets beginning with management, human resource management, finance, real estate, state and local politics, international trade (import/export) business development training, mining & exploration, communication skills training, and he has been an individual entrepreneur since three decades. Mr. Cummings has served on several management and business development boards that have garnered him many speaking engagements to shore up the entrepreneurial development skills of individuals. Mr. Cummings over the years has researched and completed analysis of more than 35 industries, given him a broad range of knowledge and confidence in speaking to business leader across the US and abroad. Mr. Cummings holds a Bachelors of Arts Degree in Historical Research and Business.

CLARENCE WILLIAMS, 64  Mr. Williams has 45 years of demonstrated experience in business administration and management. He retired from the City of Dayton as Chief Executive to the Dayton City Council. During that tenure of 32 years of service, his responsibilities included the review and the assessment of the city's 800 million dollar general and enterprise fund budgets.  Mr. Williams has facilitated workshops and training seminars across the country and in Russia, Israel, Zimbabwe, Zambia, Liberia, and South Africa. He has served on numerous boards for government entities and non-profit organizations. Mr. Williams has a Bachelor of Science degree in Business Management and a MBA graduate degree. He was selected as a George Washington University Fellow; Elliott School of International Affairs and focused on international global economic development opportunities. He was certified at the Senior Executive Institute, University of Virginia.

LISA BABBAGE-JACKSON, 52  Ms. Babbage- Jackson has spent over 25 years in the real estate consulting services, including residential and commercial sales, leasing, property management, and real estate training.  Site acquisition services for national retail clientele.  Leasing services for regional ICSC member strip center developments and facilitation of expansion objectives.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Current Report.

 Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.  Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than reported in our annual report on Form 10-KSB filed on April 20, 2007, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.

Code Of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics was filed as an exhibit to the Company’s annual report on Form 10-KSB on April 20, 2007. (Commission File Number 0-8447).

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2007, 2006 and 2005:

SUMMARY COMPENSATION TABLE

Annual Compensation
Name/Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Option Stocks/Payouts Awarded
Jon S. Cummings, IV Director, CEO	2007	$ 82,890	145,969	215,923	0
	2006	$ 63,300	0	2,446	0
	2005	$ 0	0	0	0

Employment Agreement

The Company does not have any formal employment agreements with any of its executive officers.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of July 7, 2008 for:

·	each of our executive officers and directors;
·	all of our executive officers and directors as a group; and
·	any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Common Stock	Omega Capital Funding, LLC So. Biscayne Blvd Suite 4450 Miami, Fl 33131	12,000,000	48.17%
Common Stock	Jon S. Cummings IV So. Biscayne Blvd Suite 4450 Miami, Fl 33131	1,275,100	5.1%

Common Stock	DUTCHESS PRIVATE EQUITIES FUND, LTD	4,829,654 (3)	To be determined
Common Stock	Todd C. Buxton	25,000	0.1%
Common Stock	Jon Cummings III	100,000	0.4%
Common Stock	Lisa Babbage-Jackson	25,000	0.1%
Common Stock	MJMM Investments, LLC	5,000,000	20.1%
Officers and Directors As a Group (3 persons)		1,425,100	5.7%

(1)
All of the persons are believed to have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided. The amounts listed in this column represent the total amount of (i) shares currently held by each shareholder; and, (ii) shares issuable pursuant to the exercise of options held by such shareholder.

(2)	For purposes of this table only, this percentage is based on 24,910,900 shares outstanding as of July 7, 2008.

(3)
Dutchess Private Equities Fund has the right to purchase up to $20,000,000 of the Company’s stock within the next thirty-six months, as set forth herein and in the Dutchess Agreement filed herewith as an exhibit. This Registration Statement will register 4,829,654 of those shares to be issued to Dutchess.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ASG Securities, Inc. is underwriting the offering as set forth herein and will act as the broker-dealer in any transaction related to the offering by approaching other boutique broker-dealers and marking the offering and the shares to them.

On September 12, 2007, we entered into a Stock Purchase Agreement, whereby we acquired 12% of the outstanding voting common stock of ASG from an existing shareholder, and will acquire a total of 48% of the issued and outstanding Common Stock of ASG upon FINRA approval of the transfer of the remaining 36%. No more than 24% of ASG common stock may be sold to any investor until FINRA shall have approved a change of control pursuant to NASD Rule 1017. Simultaneous with our purchase of the 12% interest, another FINRA member principal, a related party to the Company, purchased an identical 12% from the same shareholder who sold shares to the Company. This related party, Bill Slivka, also intends to purchase an additional 36% upon FINRA approval of his additional purchase. For that reason, there was an initial closing on September 12, 2007, for the two purchasers’ respective 12% interests each, and a final closing on the two purchasers’ remaining 36% interest each.  The remaining total of 72% of the shares of ASG were placed in escrow, to be released to the Company and the related party upon approval of the change of control by FINRA.

Since the two purchasers, Omega and the other related FINRA member principal, will in the future jointly own 96% of the issued and outstanding Common Stock of ASG, the total percentage to be transferred constitutes a change of control in the ownership of ASG.  Omega has paid $59,880 for its shares, and paid in additional capital to ASG of  $25,000. Omega also paid expenses to date, related to the acquisition and the filings required to change ASG’s member status, of approximately $61,400, exclusive of legal costs associated with the share purchase and subsequent filings. Omega is further responsible for some ongoing non-material administrative costs in relation to its interest in ASG.. Until such approval is granted by FINRA, the seller shall retain control over ASG. All of ASG’s experienced management principals and administrative principals, including its two founding officers, shall remain with the firm subsequent to the change in control for at least three years.

Management believes its purchase of the minority interest in ASG, 48% when fully approved by FINRA, will enhance its ability to securitize the mortgages it originates to re-sell in the financial marketplace, either directly through ASG, or through syndication by ASG of larger portfolios of acquired loans or derivative loan products to “package” with Omega’s originated loans. In the event that Omega would sell the loans we originate as whole loans, not securitized, ASG could also act as a broker of such transactions. In the event that Omega decides to offer, in the future, any other private placements related to the purchase, origination and underwriting, and/or management of commercial properties or mortgages, then Omega expects to utilize ASG’s member firm sponsorship capabilities to syndicate such transactions.

While Omega will own a non-controlling interest in ASG, together with the other affiliated member principal, Bill Slivka, we will own 96%, and can therefore jointly exercise complete control of ASG when FINRA approves the remaining stock transfer from escrow.  As our controlling shareholder, Jon S. Cummings,IV,  will be required pursuant to NASD rules, to become a licensed securities associated person, and eventually a FINRA principal, if he wishes to participate on the board of directors of ASG, or exercise any decision making capabilities in the direction, business or daily activities of ASG. Mr. Cummings, IV, is in the process of becoming licensed pursuant to these rules, a process that typically takes 6 months on longer to complete. Subsequent to completion of his licensing requirements, he will be required to maintain certain continuing education requirements, which could take up to 20 hours of course attendance during every two year period, and is required to be electronically tested every two years to update his licensing status.

Any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 Common Shares, $0.01 par value per share 10,000,000 shares of preferred stock at a par value of $5.00 per share.

Common Stock

As of July 7, 2008, 24,910,900 shares of Common Stock are issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have authorized 10,000,000 shares of preferred stock at a par value of $5.00 per share. We currently have no shares of preferred stock issued and outstanding.

Warrants

As of July 1, 2008, we have 0 warrants outstanding.

Options

As of July 1, we have not granted any stock options.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On February 6, 2008, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (the “Investor”).   Pursuant to this Agreement, the Investor shall commit to purchase up to $20,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date.  The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date, which would be seven days following the put notice, with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice.  Although cash received from each Put will increase our liquidity, the sale of our common stock to the Investor in accordance with the Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

 We understand that a delay in the issuance of Securities beyond the Closing Date could result in economic damage to the Investor. After the Effective Date, as compensation to the Investor for such loss, we have agreed to make late payments in cash to the Investor for late issuance of Securities (delivery of Securities after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date, with the Amounts being cumulative.):

NO. OF DAYS LATE	LATE PAYMENT FOR EACH $10,000 WORTH OF COMMON STOCK

1	$ 100
2	$ 200
3	$ 300
4	$ 400
5	$ 500
6	$ 600
7	$ 700
8	$ 800
9	$ 900
10	$ 1,000
Over 10	$ 1,000 + $200 for each Business Day late beyond 10 days

We shall make any payments incurred under this Section in immediately available funds upon demand by the Investor. Nothing herein shall limit the Investor's right to pursue actual damages for our failure to issue and deliver the Securities to the Investor, except that such late payments shall offset any such actual damages incurred by the Investor, and any Open Market Adjustment Amount, as discussed below.

If, by the third business day after seven day period following the delivery of a put notice, we fail to deliver any portion of the shares of the Put to the Investor (the "Put Shares Due") and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the Investor by us. (the "Open Market Share Purchase") , then we shall pay to the Investor in cash, in addition to any other amounts due to Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below).  The "Open Market Adjustment Amount" is the amount equal to the excess, if any, of (x) the Investor's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due.  We shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor.  By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of Common Stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which we will be required to pay to the Investor will be $1,000.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Agreement within fifteen (15) days after the February 6, 2008 execution of the Original Agreement.

We agreed to pay the Investor $15,000 in cash for preparation of the Agreement and the Registration Agreement.

In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date. The Agreement does not impose any penalties on us for failure to meet either the 15 day or 90 day obligations, however, we shall endeavor to meet both such deadlines.

Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, convertible notes and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

·on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

·in the over-the-counter market;

·in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

·through the writing of options, whether such options are listed on an options exchange or otherwise;

·ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·an exchange distribution in accordance with the rules of the applicable exchange;

·privately negotiated transactions;

·short sales;

·sales pursuant to Rule 144;

broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

·a combination of any such methods of sale; and

·any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $79.24 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We are not presently a party to any litigation, nor to our knowledge and belief is any litigation threatened or contemplated.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Hawkins Accounting, CPA. an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is PacWest Transfer.

 AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at  http://www.sec.gov .

FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying financial statements, as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006, have been prepared by the Company. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2007, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on April 15, 2008. Amounts as of December 31, 2007 are derived from these audited consolidated financial statements.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position as of March 31, 2008, results of operations and cash flows for the three months ended March 31, 2008 and 2007 have been made. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results for the full year.

Omega Commercial Finance Corporation
Consolidated Balance Sheet
March 31, 2008 and 2007

	2008	2007
ASSETS
Current Assets
Cash in Bank	$24,430	$107,679
Other Receivables	8,331
Current Tax Benefit	-
Total Current Assets	32,761	107,679
Fixed Assets
Fixed Assets (net of Depreciation)	79,594	71,137
Total Fixed Assets	79,594	71,137
Other Assets
Deposits	54,089	19,086
Investments	121,280	-
Total Other Assets	178,450	23,169
Total Assets	$290,804	$201,985

Current Liabilities
Accounts Payable	$13,604	$-
Unearned Revenue		100,000
Pending Litigation	375,000	202,000
Other Accrued Expenses	-	819
Prior Year Tax Provision	3,829
Other Current Liabilities		23,129
Total Current Liabilities	392,433	325,948
Long Term Liabilities

Loans Payable	-	12,500
Total Long Term Liabilities	-	12,500
Total Liabilities	392,433	338,448
Shareholders' Equity
Capital stock, 99,984,500 shares authorized, $.01 par value
15,709,835 shares outstanding	265,370	255,000
Paid-In Capital	2,133,464	1,899,093
Retained Earnings	(2,500,463)	(2,290,557)
Total Shareholder's equity	(101,629)	(136,464)
Total Liabilities and Shareholders' Equity	$290,804	$201,985

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Operations
For the three months ended March 31, 2008 and 2007

Revenues	2008	2007
Engagement Fees	$92,119	$81,500
Lock-up Fees	338,000	278,666
Other Income	1,500	0
Total Revenue	428,619	360,166
Refunds	(35,000)	0
Net Revenue	393,619	360,166

Cost of Goods Sold
Travel	$6,235	$1,871
Underwriting	32,600	46,500
Appraisers	9,400	0
Consulting	2,000	18,960
Total Cost of Goods Sold	50,235	67,331
Gross Profit	343,384	292,835

General and Administrative Expenses
Directors' Fees	$52,500	$0
Payroll expenses	117,456	82,232
Rent	35,589	36,371
Legal Fees	44,515	11,842
Depreciation	4,505	3,402
Amortization	250	250
Other G&A Expenses	93,270	29,828
Total expenses	348,085	163,925
Net Income (Loss) from operations	$(4,701)	$128,910

Other Income (Expense)
Interest Income	14	0
Loss due to Fraud	(106,000)	0
Total Other Income (Loss)	(105,986)	0

Net Income (Loss)	$(110,687)	$128,910

Net Income per share	$(0.01)	$0.05

Weighted average of outstanding shares	15,093,624	2,550,000

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Cash Flows
For the three months ended March 31, 2008 and 2007

	2008	2007
Cash flows from operations
Net Income (Loss)	$(110,687)	$128,910
Adjustments to reconcile net income to
net operating activities
Depreciation	4,505	3,402
Amortization	250	250
Loss on abandonment of assets	0	0
Stock shares issued for services	52,500	0
(Increase) Decrease in accounts receivable	0	0
(Increase) Decrease in deposits	0	0
(Increase) Decrease in prepaid	481	0
Increase (Decrease) Unearned Revenue	(235,000)	0
Increase (Decrease) in other accrued expenses	(400)	(30,650)
Increase (Decrease) in accounts payable	4,302	0
Increase (Decrease) in sales taxes	0	0
Rounding Error	0	0
Net cash provided by operations	(284,049)	101,912

Investing Activities
Other Investments
Purchase of fixed assets	4,601	2,450
Purchase of other assets		0
Net cash used in investing activities	4,601	2,450

Financing Activities
Sale of Stock	200,000	0
Costs of PPM	0	0
Borrowings for purchase of assets	0	0
Stock Repurchase	(7,759)	0
Loans Payable	0	0
Net cash generated by financing activities	192,241	0

Increase (decrease) in cash and equivalents	(96,409)	99,462
Cash at the beginning of period	120,839	8,217
Cash at the end of period	$24,430	$107,679

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Shareholders' Deficit
For the three months ended March 31, 2008 and 2007

Date	SHARES	AMOUNT	PAID-IN CAPITAL	RETAINED DEFICIT	TOTAL
		2007
December 31, 2006	2,550,000	255,000	1,899,093	(2,419,466)	(265,373)
Net Income (Loss)				128,909	128,909
March 31, 2007	2,550,000	255,000	1,899,093	(2,290,557)	(136,464)

		2008
December 31, 2007	14,550,335	255,000	1,899,093	(2,389,776)	(235,686)
Stock for cash	1,000,000	10,000	190,000		200,000
Stock for services	175,000	525	51,975		52,500
Repurchase of stock	(15,500)	(155)	(7,604)		(7,759)
Net Income (Loss)				(110,687)	(110,687)
March 31, 2008	15,709835	265,370	2,133,464	(2,500,463)	(101,629)

The accompanying footnotes are an integral part of these financial statements

NOTE 1: OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

Omega Commercial Finance Corporation (the Company) is a corporation organized in the State of Wyoming in November 1973 as DOL Resources, Inc.  From date of organization until October 2002, the Company’s primary business activity was the acquisition of interests in various oil and gas properties, as well as coal and oil and gas exploration.  Following a change in control, name change and corporate reorganization in 2007, the Company currently specializes in the placement of equity, debt and mezzanine financing from $1 million to $500 million dollars for commercial real estate deals in the United States and globally. On September 12, 2007 in a stock exchange, Omega Capital Funding LLC became a wholly owned subsidiary of Omega Commercial Finance Corporation.  As a result of the Share Exchange, the former Omega Capital Funding, LLC shareholders held approximately 91% of the Company’s outstanding common stock immediately following the transaction, on a fully diluted basis.  Accordingly, the Share Exchange constituted a change of control of the Company.  As a result of the Share Exchange, Omega Capital Funding, LLC constituted the accounting acquirer in the share exchange. The company, through Omega Capital Funding LLC, provides financing programs with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and/or a combination of the aforementioned.

Consolidated Financial Statements:

The audited consolidated financial statements include the accounts of Omega Commercial Finance Corporation and its subsidiaries, all of which are wholly owned.  The financial statements have been prepared in accordance with U.S. generally accepted accounting principles for financial reporting.  All intercompany balances and transactions have been eliminated in consolidation.  In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s results

Recognition of revenue:

Recognition of revenue:

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’” as amended by SAB 104,”Revision of Topic 13 (Revenue Recognition).  The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

The Company has various levels of revenue recognition depending on at what stage the project is in. Fee income is recognized when earned, according to the terms of the contracts.  Engagement fees are recorded as income when received; since the Company’s clients contract with the Company to assist them in securing financing for their commercial development projects. The engagement fees are for the Company to commence with the due diligence and the appraisals. Lockup fees are recognized as income immediately upon receipt of the cash as these fees are paid to the Company for securing the rates on the financing. Unearned fees are deferred and carried as a liability.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers cash in bank accounts, certificate of deposits and investment instruments purchased with maturities of three months or less as cash and cash equivalents.

Depreciation:

Property and equipment are stated at cost less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, including interest capitalized during the construction period and any expenditures that substantially add to the value of or substantially extend the useful life of an existing asset.  Maintenance and repairs are charged to operations as incurred.

The Company computes depreciation expense using the straight-line method over the estimated useful lives of the assets, as presented in the table below. The estimated lives of the assets range from three to five years.

Useful lives in years
Computer and Software	5
Furniture and Office Equipment	7
Fixtures	7

Fair Value Estimates

The fair value of an asset or liability is the amount at which it could be exchanged or settled in a current transaction between willing parties.  The carrying values for cash and cash equivalents, current and noncurrent marketable securities, restricted investments, accounts receivable and accrued liabilities and other current assets and liabilities approximate their fair value due to their short maturities.

Income taxes:

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate.  Key areas affected by estimates include allowance for doubtful accounts, depreciation provisions, income taxes and contingencies.  Actual results could differ materially from these estimates under different assumptions and conditions.

Earnings Per Share:

Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, requires presentation of basic earnings per share (”Basic EPS) and diluted earnings per share (“Diluted EPS).  Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding (including shares reserved for issuance) during the period.  Diluted earnings per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding and all dilutive potential common shares that were outstanding during the period.

Long Lived Assets

The Company accounts for its long-lived, tangible assets and definite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  As a result, the Company assesses long-lived assets classified as “held and used,” including the equipment and furniture, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of the long-lived asset may not be recoverable.  These events would include significant current period operating cash flow losses associated with the use of a long-lived asset group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative history or economic trends.  Management evaluated the long-lived assets for impairment during 2007 and did not note any triggering event that the carrying values of material long lived assets are not recoverable.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes.  Tax law is subject to significant and varied interpretation, so an enterprise may be uncertain whether a tax position that it has taken will ultimately be sustained when it files its tax return. FIN 48 establishes a “more-likely-than-not threshold that must be met before a tax benefit can be recognized in the financial statements and, for those benefits that may be recognized, stipulates that enterprises should recognize the largest amount of the tax benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority.  FIN 48 also addresses changes in judgments about the realizability of tax benefits, accrual of interest and penalties on unrecognized tax benefits.  The Company adopted FIN-48 at the beginning of fiscal 2007.

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of SFAS No. 157 on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB No. 115 ("SFAS No. 159"). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, of this statement on our condensed consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently assessing the financial impact of SFAS 141(R) on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51("SFAS 160"). SFAS 160 amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," or ARB 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement also amends certain of ARB 51's consolidation procedures for consistency with the requirements of SFAS 141(R). In addition, SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. Earlier adoption is prohibited. We are currently assessing the financial impact of SFAS 160 on our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008.

Reclassification

Certain reclassifications have been made to prior year amounts to conform to current year classifications.  There were no changes to total assets, liabilities or net income due to the reclassifications.

Material Adjustments

Management is not aware of any material adjustments that need to be made to the financial statements in order for them to be in conformity with Generally Accepted Accounting Principles.

NOTE 2: FIXED ASSETS:

Fixed assets consisted of the following:
	2008	2007

Office furniture and fixtures	$79,145	$65,512

Office equipment	7,704	7,704

Office computers	28,513	17,125
	115,362	90,341
Less: accumulated depreciation	(35,768)	(19,204)
	$79,594$	71,137

Depreciation for the three months ended March 31, 2008 and 2007 was $4,504 and $3,402 respectively.
NOTE 3: RELATED PARTIES

During the three months ended March 31, 2008 and 2007, the Company paid $159,225 and $138,561 to the Company’s management for compensation and other expenses, respectively, including $30,000 in stock compensation in 2008.

NOTE 4: DEPOSITS AND OTHER ASSETS:

Other assets consisted of the following:	2008	2007

Deposit on lease	$17,904	$17,904
Deposit on furniture leased	1,182	1,182
Deposit on potential acquisition	10,000	0
Deposit on purchase of investment in Broker Dealer	25,000	0
Total Deposits	54,086	19,086

Website design	5,000	5,000
Less amortization	(1,917)	(917)
	$3,083	$4,083

NOTE 5: INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” There are no significant differences between financial statement income and tax income. Provision for income taxes for the year ended December 31, 2007 consist of the following:

	Federal	State
Income (Loss)	10,390	10,390
Allowances	0	(5,000)
10,390	5,390
Tax Rate	34.00%	5.5%

Tax Provision	$3,829

The Company made no current provision for quarterly income tax accruals due to the cyclical nature of the business and the radical swings in income on a quarterly basis.

NOTE 6: UNEARNED REVENUE

Unearned revenues consist of revenue that has already been received, but the contract from which they are received has not been fully performed on.  The Company takes the position of recognizing certain revenue on those fees at such time as the performance on the contract has been satisfied. The Company takes the position of recording the deferred revenue at the total amount received.

As of March 31, 2008, the company had no (0) contracts pending.

NOTE 7: COMMITMENTS

 The Company leases its office space from an unrelated party under a five year lease which commenced on November of 2005 and expires on October of 2010.  The lease calls for monthly rent payments of $8,952 plus sales tax, and calls for annual increases and pass through of increases in operating expenses and taxes over the base year. In 2005, the Company subleased office space from an unrelated party on a month to month basis.  The Company also subleases office space from an unrelated party in Israel on as needed basis. These leases are considered by the Company to be operating leases.

Future minimum lease payments under the lease contract for the next four years are:

2008	122,543
2009	126,241
2010	107,813

Rent expense for the three months ending March 31, 2008 and 2007 total $35,589 and $36,371 respectively.

NOTE 8: LITIGATION

Provision for Litigation revenues consist of revenue that has already been recognized, but the Company is involved in a lawsuit over the deals and/or fees.  The Company takes the position of removing the disputed fees from revenue and recording those fees as provision for litigation until such time as the disputes are settled.  The Company takes the position of recording the provision at the total amount of the dispute even though the Company aggressively contests the lawsuits..

As of the date of these statements the Company was involved in the following litigation:

Paxton case# 05-5261-ci-08 $250 ,000

The Company is a defendant in a breach of contract case filed by Paxton (“Plaintiff”) regarding an agreement for a Purchase and Lease Buyback Program to acquire a parcel of land in Lithonia, GA. The Plaintiff, a third party acting as the sponsor to the Buyer , deposited $250,000 into the Company’s account for the 1st Lease Payment under the agreement. Subsequently the Company cancelled the agreement and terminated the transaction after discovering that the Buyer had submitted a fraudulent appraisal and had made material misrepresentations.   The Plaintiff, who has a judgment against the Buyer they sponsored, is seeking a refund of the e lease payment from the Company. The case is in the discovery stage and its final outcome can not be ascertained as of this time.

Develcorp, LLC case #07-32787 CA-13 $325,000

The Company is the plaintiff in this breach of contract case.  This case the Company could not close on a committed loan due to owners of record could not be located.

Company initiated the suit in order to show that the Company is entitled to retain the lock-up fees it received from the defendant.

Ramos Case,-case #07-38288 CA- 09 $50,000

This is a breach of contract action where Ramos has sued the Company for return of the monies paid to the Company.  The client sent a letter to the introducing broker that was forwarded to Omega, stating they are canceling the purchase contract because of Environmental Phase I contamination and wanted all fees paid to Omega refunded.

The Company’s counsel has asserted that the likelihood of the Company prevailing in these actions is more likely to occur.  The Company’s policy is to record these lawsuit amounts as litigation, thus reversing current year revenue.  Management feels that this is the most conservative approach.
Allowance in litigation has been accrued for the Develcorp and Ramos lawsuits.  The Paxton case is deemed frivolous by the attorneys, thus no deferred revenue has been set aside for that one.

NOTE 9: INVESTMENT IN BROKER DEALER

In 2007. the Company paid $146,280 for an eventual interest of 48% in an unaffiliated broker dealer. The Company currently has only a 12% interest in the broker dealer, pending the approval of the FINRA of the transaction.  If approval is not obtained the Company still maintains its 12% interest in the broker dealer and will be refunded $25,000.

The Company is accounting for this transaction as an investment of the 12% interest until such time as the Company obtains approvals from the regulatory agencies. The $25,000 refundable amount has been recorded as a deposit.

NOTE 10: REVENUE

	2008	2007

Engagement Fees	$92,119	$81,500
Lock Up Fees	335,000	278,666
Other income	1,500	0
Total Revenue	428,619	360,166
(Less) Refunds	(35,000)	0
Net Revenue	$393,619	$360,166

NOTE 11: CAPITAL STOCK

During 2007, the Company had a change in control of the Company.  The new majority shareholder purchased 50.01% of existing stock.  The Company, subsequent to the change in control, had a 10 for 1 stock rollback.  In September of 2007, the Company entered into a share exchange agreement with the shareholders of Omega Capital Funding for 12,000,000 shares of the Company’s common stock for entire interest in Omega Capital Funding.

In February and March 2008, the Company received $200,000 in proceeds from the sale of 1,000,000 shares of stock as part of a Regulation S offering.  These shares are unregistered, but being sold under the exemption Regulation S, sales to non-US citizens.  The Company plans on receiving $800,000 of proceeds from this sale of unregistered securities.

On March 26, 2008 the Company issued 175,000 shares of stock to compensate its board of directors, with an expense of $52,500 to the Company.

The weighted average share calculation yields the total outstanding shares of the Company as of March 31, 2008 to be 15,098,391.

During January and February 2008, the Company purchased 15,500 shares of its stock on the open market.  It is the intent of the Company to formally cancel these shares during the second quarter 2008.

NOTE 12  LOSS DUE TO THEFT

In February 2008, the Company experienced a theft of $106,000 from a person who was a former director and able to access the Company’s checking account and wrote himself a check for that amount of monies.  Upon discovery of the theft, management filed a criminal police report of the theft.  The Company expects to attempt to seek relief from the bank and has no expectations of recovering any monies from the individual that stole the monies.

Item 2.     Management’s Discussion and Analysis or Plan of Operation

The statements contained in this report that are not purely historical are forward-looking statements. “Forward-looking statements” include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward-looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

Summary of the Company and its Current Status

Omega Commercial Finance Corporation, originally DOL Resources, Inc. (the “Company”) was incorporated in the state of Wyoming on November 6, 1973. Prior to the closing, the Company was a “shell” with nominal assets. From November  6, 1973 until March 31, 2008, the Company bought, sold, and leased oil and gas properties. It also explored and developed properties, through joint ventures or subcontracting.  Effective October 1, 2002, the Company sold its oil and gas properties to Glauber Management Company. On October 2, 2002, the Company ceased any operations and became a development stage company, whose activities were limited to the organization of the company.  On September 14, 2007, the Company entered into a share exchange agreement with Omega Capital Funding LLC, whereby the Company became sole owner of Omega Capital Funding LLC.

At the present time the Company is actively involved in acquiring a 48% interest in ASG, a broker dealer.  In the future, the company may acquire other lending institutions and/or financial entities to complement or enhance the financial services it provides to clients both domestically and internationally.

The Company’s Business Model

The Company will act as a holding company for its subsidiaries, and will continue to allow its subsidiaries to operate in the manner they have been operating.  The Company will also function in an advisory capacity for managerial decisions.

Omega Capital Funding LLC

Omega Capital Funding LLC  is a Florida corporation with its principal office location in Miami, Florida; it was organized in December 2004. Omega Capital Funding LLC specializes in the placement of equity, debt and mezzanine financing from $1 million to $500 million for commercial real estate transactions  in the United States and globally. The company provides financing programs directly with their proprietary capital; with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and/or a combination of both.  Omega Capital Funding LLC was organized as a private commercial real estate lending company primarily for the purpose of underwriting or investing in land and/or structured financing programs backed or secured by real estate or other types of related or similar assets or equity interests.

Omega Capital Funding LLC’s focus is on earning rates of return that exceed the commensurate level of risk associated with each loan and structured financing program. Omega Capital Funding LLC independently assesses the value, volatility, and adequacy of the collateral for each loan to assure that all loans made are appropriately collateralized. As part of its assurance procedures, each transaction is assessed for the ease of repossessing and/or disposing of collateral for each loan, and assures that the underlying projects and properties are adequately insured. Feasibility reports by third party firms are part of the credit assessment prior to the final approval for any investment.

Results of Operations for the three months ended March 31, 2008 compared with the three months ended March 30, 2007

The following discussion of the results of operations should be read in conjunction with our condensed financial statements and notes thereto for the three months ended March 31, 2008 included in this Form 10-QSB.

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. Net revenue for the three months ended March 31, 2008 were $393,619, compared to $360,166  in the comparable period in 2007.  Operating expenses were $348,085 for the three months ended March 31, 2008 compared with $163,925  in the comparable period in 2007.   Other expenses for the three months ended March 31, 2008 were $105,986, compared with no loss in 2006.

For the three months ended March 31, 2008, the Company incurred a net loss  of $110,687 and a negative cash flow from operations of $284,049 as compared to a net gain of $128,910 and a positive cash flow from operations of $101,912 for the corresponding period in 2007.

At March 31, 2008, the Company had operating funds of $24,430, with ample funding for continued operations.

 Historical Trends

Cash Flows from Operating Activities. We generated  $277,368  of cash flow from operating activities during the six months ended March 31, 2008 compared to $60,782  in the comparable period in 2006. Cash flows were primarily used for $$126,400  in asset purchases and to reduce short-term notes.

Cash Flows from Financing Activities.  There was $200,000 provided by sales of stock for the three months ended March 31, 2008,  as compared with no cash flows from financing activities for the three months ended March 31, 2007.

Capital Expenditures

As of March 31, 2008, the Company had $24,430 in operating funds, ample funding for continued operations. The Company intends to use funds generated from operations as well as capital investments to broaden its financial services base and fuel continued successful operations of its subsidiaries.

The Company leases its corporate offices under a non-cancelable operating lease expiring May 2010.

New Accounting Pronouncements

References to the “FASB,” “SFAS” and “SAB” in this Prospectus refer to the “Financial Accounting Standards Board,” “Statement of Financial Accounting Standards,” and the “SEC Staff Accounting Bulletin,” respectively.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, account in interim periods and requires increased disclosures. At the date of adoption, and as of March 31, 2008, the Company does not have a liability for unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006. During the periods open to examination, the Company has net operating gains but tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of March 31, 2008, the Company has no accrued interest or penalties related to the uncertain tax positions.

In March 2007, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on its results of operations, financial condition, cash flows or disclosures through June 30, 2007.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Options for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115.” FAS 159, which becomes effective for the Company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that elections, if any, of this fair-value option will have a material effect on its financial condition, results of operations, cash flows or disclosures.

In March 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008.

In December 2006, the FASB issued a Staff Position (“FSP”) on EITF 00-19-2, “Accounting for Registration Payment Arrangements.”  This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP.  For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company has adopted the FSP and determined that it has no material impact on its financial condition, results of operations, cash flows or disclosures through June 30, 2007.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period.

The following represents a summary of our critical accounting policies, defined as those policies that we believe are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition and Incurring Liability

Fee income is recognized when earned according to the terms of the individual contract. Non refundable engagement fees are recorded as income when received.  Commitment fees are recognized as income when the deal closes or the contract is in default by the client.  Unearned fees, those fees received as deposits on projects in process or other monies related to projects not completed, are deferred and carried as a liability.  Any monies in dispute or pending litigation are also carried as liabilities.

Off Balance Sheet Transactions

None.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to certain market risks, including changes in interest rates and currency exchange rates.  The Company does not undertake any specific actions to limit those exposures.

Item 4.  Controls and Procedures

Pursuant to Rule 13a-15(b) under the Securities Exchange Act of 1934 (“Exchange Act”), the Company carried out an evaluation, with the participation of the Company’s management, including the Company’s Chief Executive Officer (“CEO”) and Chief Accounting Officer (“CAO”) (the Company’s principal financial and accounting officer), of the effectiveness of the Company’s disclosure controls and procedures (as defined under Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, the Company’s CEO and CAO concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s CEO and CAO, as appropriate, to allow timely decisions regarding required disclosure.

Management’s Report on Internal Controls over Financial Reporting

Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of consolidated financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.  There has been no change in the Company’s internal control over financial reporting during the quarter ended March 31, 2008 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company’s management, including the Company’s CEO and CAO, does not expect that the Company’s disclosure controls and procedures or the Company’s internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of the controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of March 31, 2008.

This quarterly report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this quarterly report.

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Balance Sheet
For the Years Ended December 31, 2007 and 2006

	2007	2006
ASSETS
Current Assets
Cash in Bank	$120,839	$8,217
Non-trade Receivables	8,331
Prepaid Expenses	481
Total Current Assets	129,651	8,217
Fixed Assets
Fixed Assets (net of Depreciation)	79,498	72,089
Total Fixed Assets	79,498	72,089
Other Assets
Deposits	54,086	19,086
Investments	121,280	-
Intangible Assets (Net of Amortization)	3,333	4,333
Total Other Assets	178,699	23,420
Total Assets	$387,848	$103,726
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$9,302	$-
Unearned Revenue	235,000	100,000
Provision for Litigation	375,000	202,000
Current year tax provision	3,829	-
Other Accrued Expenses	400	31,469
Total Current Liabilities	623,531	333,469
Long Term Liabilities
Loans Payable	-	12,500
Total Long Term Liabilities	-	12,500
Total Liabilities	623,531	345,969
Shareholders' Equity
Capital stock, 100,000,000 shares authorized
14,550,335 shares outstanding	255,000	15
Paid-In Capital	1,899,093
Retained Earnings	(2,389,776)	(242,259)
Total Shareholder's equity	(235,683)	(242,244)
Total Liabilities and Shareholders' Equity	387,848	103,726

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Operations
For the Years Ending December 31, 2007 and 2006

Revenue		$1,576,280			$483,500
Cost of Goods Sold		344,636			309,670
Gross Profit		$1,231,644			$173,830
General and Administrative Expenses
Payroll Expenses	641,236		160,981
Rent	151,118		131,995
Legal Fees	132,840		146,225
Depreciation	15,461		11,250
Amortization	1,000		667
Other G&A Expenses	280,084	$1,221,739	$107,010		$558,128
Net (loss)		$9,905		$	$(384,298)
Interest Income		(484)			-
Net Income (loss) before taxes		10,389			(384,298)
Unearned Revenue
Provision for current tax benefit		3,829			-
Net Income (loss)		6,561			(384,298)
Net Income per share		$0.01			$(0.15)
Weighted average of outstanding shares		6,101,020			2,550,335

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
(Formerly DOL Resources)
Consolidated Statement of Shareholders' Equity
For the Years Ended December 31, 2007 and 2006
Date	SHARES	AMOUNT	PAID-IN CAPITAL	RETAINED DEFICIT	TOTAL
		2006
January 1, 2006	25,500,000	255,000	1,899,078	(2,154,078
Omega Capital Earnings			15	142,039	142,054
Net Gain/(Loss)				(384,289)	(348,298)
December 31, 2006	25,500,000	255,000	1,899,093	(2,396,337)	(242,244)

		2007
January 1, 2007	25,500,000	255,000	1,899,093	(2,396,337)	(242,224)
Reverse Split 10 for 1	(22,949,665)				-

New Stock 9/12/07	12,000,000				-
Net Gain/(Loss)				6,561	6,561
December 31, 2007	14,550,335	255,000	1,899,093	(2,389,776)	(235,683)

The accompanying footnotes are an integral part of these financial statements

Omega Commercial Finance Corporation
Consolidated Statement of Cash Flows
(Formerly DOL Resources)
For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash flows from operations
Net Income (Loss)	$6,561	$(384,298)
Adjustments to reconcile net income to
net operating activities
Depreciation	15,461	11,250
Amortization	1,000	667
Tax Accrual	3,829	-
Stock options for services	-	-
(Increase) Decrease in other receivables	(8,331)	-
(Increase) Decrease in deposits	(35,000)	9,880
(Increase) Decrease in prepaid	(481)	-
Increase (Decrease) Unearned Revenue	308,000	302,000
Increase (Decrease) in other accrued expenses	(31,069)	31,469
Increase (Decrease) in accounts payable	9,302	-
Increase (Decrease) in sales taxes	-	-
Rounding Error	-	-
Net cash provided by operations	269,272	(29,032)
Investing Activities
Other Investments
Purchase of Unearned Revenue	22,780	27,087
Purchase of other assets	121,280	5,000
Net cash used in investing activities	144,060	32,087
Financing Activities
Sale of Stock	-	-
Costs of PPM	-	-
Borrowings for purchase of assets	-	-
Additional Paid-In Capital	-	-
Payment on debt	-	-
Loans Payable	(12,500)	12,500
Net cash generated by financing activities	(12,500)	12,500
Increase (decrease) in cash and equivalents	112,712	(48,619)
Cash at the beginning of period	8,127	56,837
Cash at the end of period	$120,839	$8,218
Supplemental disclosures to the Statement of Cash Flows
State Franchise tax paid	$-	$-
Interest paid	$-	$-

The accompanying footnotes are an integral part of these financial statements

NOTE 1: OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

Omega Commercial Finance Corporation (the Company) is a corporation organized in the State of Wyoming in November 1973 as DOL Resources, Inc.  From date of organization until October 2002, the Company’s primary business activity was the acquisition of interests in various oil and gas properties, as well as coal and oil and gas exploration.  Following a change in control, name change and corporate reorganization in 2007, the Company currently specializes in the placement of equity, debt and mezzanine financing from $1 million to $500 million dollars for commercial real estate deals in the United States and globally. On September 12, 2007 in a stock exchange, Omega Capital Funding LLC became a wholly owned subsidiary of Omega Commercial Finance Corporation.  As a result of the Share Exchange, the former Omega Capital Funding, LLC shareholders held approximately 91% of the Company’s outstanding common stock immediately following the transaction, on a fully diluted basis.  Accordingly, the Share Exchange constituted a change of control of the Company.  As a result of the Share Exchange, Omega Capital Funding, LLC constituted the accounting acquirer in the share exchange. The company, through Omega Capital Funding LLC, provides financing programs with its institutional resources through hedge funds, pension funds, private equity funds, and private investors; and/or a combination of the aforementioned.

Consolidated Financial Statements:

The audited consolidated financial statements include the accounts of Omega Commercial Finance Corporation and its subsidiaries, all of which are wholly owned.  The financial statements have been prepared in accordance with U.S. generally accepted accounting principles for financial reporting.  All intercompany balances and transactions have been eliminated in consolidation.  In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s results

Recognition of revenue:

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’” as amended by SAB 104,”Revision of Topic 13 (Revenue Recognition).  The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

The Company has various levels of revenue recognition depending on at what stage the project is in. Fee income is recognized when earned, according to the terms of the contracts.  Engagement fees are recorded as income when received; since the Company’s clients contract with the Company to assist them in securing financing for their commercial development projects. The engagement fees are for the Company to commence with the due diligence and the appraisals. Lockup fees are recognized as income immediately upon receipt of the cash as these fees are paid to the Company for securing the rates on the financing. Unearned fees are deferred and carried as a liability.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers cash in bank accounts, certificate of deposits and investment instruments purchased with maturities of three months or less as cash and cash equivalents.

Depreciation:

Property and equipment are stated at cost less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, including interest capitalized during the construction period and any expenditures that substantially add to the value of or substantially extend the useful life of an existing asset.  Maintenance and repairs are charged to operations as incurred.

The Company computes depreciation expense using the straight-line method over the estimated useful lives of the assets, as presented in the table below. The estimated lives of the assets range from three to five years.

Useful lives
in years

Computer and Software	5
Furniture and Office Equipment	7
Fixtures	7

Fair Value Estimates

The fair value of an asset or liability is the amount at which it could be exchanged or settled in a current transaction between willing parties.  The carrying values for cash and cash equivalents, current and noncurrent marketable securities, restricted investments, accounts receivable and accrued liabilities and other current assets and liabilities approximate their fair value due to their short maturities.

Income taxes:

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate.  Key areas affected by estimates include allowance for doubtful accounts, depreciation provisions, income taxes and contingencies.  Actual results could differ materially from these estimates under different assumptions and conditions.

Earnings Per Share:

Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, requires presentation of basic earnings per share (”Basic EPS) and diluted earnings per share (“Diluted EPS).  Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding (including shares reserved for issuance) during the period.  Diluted earnings per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding and all dilutive potential common shares that were outstanding during the period.

Long Lived Assets

The Company accounts for its long-lived, tangible assets and definite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  As a result, the Company assesses long-lived assets classified as “held and used,” including the equipment and furniture, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of the long-lived asset may not be recoverable.  These events would include significant current period operating cash flow losses associated with the use of a long-lived asset group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative history or economic trends.  Management evaluated the long-lived assets for impairment during 2007 and did not note any triggering event that the carrying values of material long lived assets are not recoverable.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes.  Tax law is subject to significant and varied interpretation, so an enterprise may be uncertain whether a tax position that it has taken will ultimately be sustained when it files its tax return. FIN 48 establishes a “more-likely-than-not threshold that must be met before a tax benefit can be recognized in the financial statements and, for those benefits that may be recognized, stipulates that enterprises should recognize the largest amount of the tax benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority.  FIN 48 also addresses changes in judgments about the realizability of tax benefits, accrual of interest and penalties on unrecognized tax benefits.  The Company adopted FIN-48 at the beginning of fiscal 2007.

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of SFAS No. 157 on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB No. 115 ("SFAS No. 159"). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, of this statement on our condensed consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently assessing the financial impact of SFAS 141(R) on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51("SFAS 160"). SFAS 160 amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," or ARB 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement also amends certain of ARB 51's consolidation procedures for consistency with the requirements of SFAS 141(R). In addition, SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. Earlier adoption is prohibited. We are currently assessing the financial impact of SFAS 160 on our consolidated financial statements.

Reclassification

Certain reclassifications have been made to prior year amounts to conform to current year classifications.  There were no changes to total assets, liabilities or net income due to the reclassifications.

NOTE 2: FIXED ASSETS:

Fixed assets consisted of the following:

	2007	2006

Office furniture and fixtures	$79,145	$65,512
Office equipment	7,704	7,704
Office computers	23,912	14,675
	110,761	87,891
Less: accumulated depreciation	(31,263)	(15,802)
	$79,498	$72,089

Depreciation for the years ended December 31, 2007 and 2006 was $15,461 and $11,250 respectively.

NOTE 3: RELATED PARTIES

During the years ended December 31, 2007 and 2006 the Company paid $914,937 and $442,237 to the Company’s management for compensation and other expenses, respectively.

NOTE 4: DEPOSITS AND OTHER ASSETS:

Other assets consisted of the following:	2007	2006

Deposit on lease	$17,904	$17,904
Deposit on furniture leased	1,182	1,182
Deposit on potential acquisition	10,000	0
Deposit on purchase of investment in Broker Dealer	25,000	0
Total Deposits	54,086	19,086

Website design	5,000	5,000
Less amortization	(1,667)	(667)
	$3,333$	4,333

NOTE 5: INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” There are no significant differences between financial statement income and tax income. Provision for income taxes for the year ended December 31, 2007 consist of the following:

	Federal	State
Income (Loss)	10,390	10,390
Allowances	0	(5,000)
	10,390	5,390
Tax Rate	34.00%	5.5%

Tax Provision	$3,829

NOTE 6: DEFERRED REVENUE

Deferred revenues consist of revenue that has already been received, but the contract from which they are received has not been fully performed on.  The Company takes the position of recognizing certain revenue on those fees at such time as the performance on the contract has been satisfied. The Company takes the position of recording the deferred revenue at the total amount received.

As of December 31, 2007, the company had two (2) contracts pending, for a total of $235,000.

NOTE 7: COMMITMENTS

 The Company leases its office space from an unrelated party under a five year lease which commenced on November of 2005 and expires on October of 2010.  The lease calls for monthly rent payments of $8,952 plus sales tax, and calls for annual increases and pass through of increases in operating expenses and taxes over the base year. In 2005, the Company subleased office space from an unrelated party on a month to month basis.  The Company also subleases office space from an unrelated party in Israel on as needed basis. These leases are considered by the Company to be operating leases.

Future minimum lease payments under the lease contract for the next four years are:

2008	122,543
2009	126,241
2010	107,813

Rent expense for the years ending December 31, 2007 and 2006 total $151,118 and $131,995 respectively.

NOTE 8: LITIGATION

Provision for Litigation revenues consist of revenue that has already been recognized, but the Company is involved in a lawsuit over the deals and/or fees.  The Company takes the position of removing the disputed fees from revenue and recording those fees as provision for litigation until such time as the disputes are settled.  The Company takes the position of recording the provision at the total amount of the dispute even though the Company aggressively contests the lawsuits..

As of the date of these statements the Company was involved in the following litigation:

Paxton case# 05-5261-ci-08 $250 ,000

The Company is a defendant in a breach of contract case filed by Paxton (“Plaintiff”) regarding an agreement for a Purchase and Lease Buyback Program to acquire a parcel of land in Lithonia, GA. The Plaintiff, a third party acting as the sponsor to the Buyer , deposited $250,000 into the Company’s account for the 1st Lease Payment under the agreement. Subsequently the Company cancelled the agreement and terminated the transaction after discovering that the Buyer had submitted a fraudulent appraisal and had made material misrepresentations.   The Plaintiff, who has a judgment against the Buyer they sponsored, is seeking a refund of the lease payment from the Company. The case is in the discovery stage and its final outcome can not be ascertained as of this time.

Develcorp, LLC case #07-32787 CA-13 $325,000

The Company is the plaintiff in this breach of contract case.  This case the Company could not close on a committed loan due to owners of record could not be located.

Company initiated the suit in order to show that the Company is entitled to retain the lock-up fees it received from the defendant.

Ramos Case,-case #07-38288 CA- 09 $50,000

This is a breach of contract action where Ramos has sued the Company for return of the monies paid to the Company.  The client sent a letter to the introducing broker that was forwarded to Omega, stating they are canceling the purchase contract because of Environmental Phase I contamination and wanted all fees paid to Omega refunded.

The Company’s counsel has asserted that the likelihood of the Company prevailing in these actions is more likely to occur.  The Company’s policy is to record these lawsuit amounts as litigation, thus reversing current year revenue.  Management feels that this is the most conservative approach.  Allowance in litigation has been accrued for the Develcorp and Ramos lawsuits.  The Paxton case is deemed frivolous by the attorneys, thus no deferred revenue has been set aside for that one.

NOTE 9: INVESTMENT IN BROKER DEALER

The Company paid $146,280 for an eventual interest of 48% in an unaffiliated broker dealer. The Company currently has only a 12% interest in the broker dealer, pending the approval of the FINRA of the transaction.  If approval is not obtained the Company still maintains its 12% interest in the broker dealer and will be refunded $25,000.

The Company is accounting for this transaction as an investment of the 12% interest until such time as the Company obtains approvals from the regulatory agencies. The $25,000 refundable amount has been recorded as a deposit.

NOTE 10: REVENUE

	2007	2006

Engagement Fees	$412,000	$200,000
Lock Up Fees	893,16	682,500
Advisory Fees	572,280	200,000
Other income	0	1,000
Total Revenue	1,877,44	6483,500
(Less) Refunds	(301,166)	0
Net Revenue	$1,576,280	$483,500

During the year 2007, the Company received Advisory Fees from one contract totaling $545,000.  This contract is not expected to be repeated during the subsequent fiscal year. Previously recorded as revenues, $15,000 in reimbursements from a related party and $1,535.87 in travel reimbursements were reclassified.  $9,500 in other income was reclassified into Lockup fees.

NOTE 11: CAPITAL STOCK

During the year, the Company had a change in control of the Company.  The new majority shareholder purchased 50.01% of existing stock.  The Company, subsequent to the change in control, had a 10 for 1 stock rollback.  In September of 2007, the Company entered into a share exchange agreement with the shareholders of Omega Capital Funding for 12,000,000 shares of the Company’s common stock for entire interest in Omega Capital Funding. Therefore, total outstanding shares of the Company as of December 31, 2007 were 14,550,335.  No proceeds from the sale of Company stock was realized in these transactions.

NOTE 12 SUBSEQUENT EVENTS

Subsequent to year end the Company experienced a theft of $106,000 from a person who was a former director and able to access the Company’s checking account and wrote himself a check for that amount of monies.  Upon discovery of the theft, management filed a criminal police report of the theft.  The Company expects to attempt to seek relief from the bank and has no expectations of recovering any monies from the individual that stole the monies.

After year-end December 31, 2007 the Company began receiving funds from the sale of its stock through a Regulation S offering.  These shares are unregistered, but being sold under the exemption Regulation S, sales to non-US citizens.  The Company plans on receiving $800,000 of proceeds from this sale of unregistered securities.  As of the audit report date, the total amount of proceeds raised was $200,000 on the sale of 1,000,000 shares.

Omega COMMERCIAL FINANCE CORPORATION

7,829,654 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL DECEMBER 31, 2008, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$79.24
Federal Taxes	-
State Taxes and Fees	-
Transfer Agent Fees	-
Accounting fees and expenses	60,000.00
Legal fees and expenses	25,000.00
Blue Sky fees and expenses	-
Miscellaneous	15,000.00-
Total	$100,079.24

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On September 14, 2007, pursuant to a Share Purchase Agreement and Share Exchange, executed by and among OCF CORP, OCFI and the Shareholders of OCFI, OCF CORP acquired OCFI. OCFI become a wholly owned subsidiary of OCF CORP and in connection therewith, 12,000,000 shares of OCF COR was issued to the Shareholders.

ITEM 16. EXHIBITS.

Exhibit No.	Description
2.1	Share Purchase Agreement and Share Exchange dated September 14, 2007 between Omega Capital Funding, LLC and Belmont Partners LLC. (1)

2.2	Share Purchase Agreement dated September 12, 2007 between Omega Capital Funding, LLC and ASG Securities, Inc.

2.3	Trust Account Agreement dated September 12, 2007 between Omega Capital Funding, LLC and ASG Securities, Inc.

2.4	Consulting Agreement dated February 4, 2008 between Omega Capital Funding, LLC and MJMM Equities LLC.

2.5	Consulting Agreement dated February 4, 2008 between Omega Capital Funding, LLC and Big Apple Consulting USA, Inc.

2.6	Letter of Intent dated April 7, 2008 between Omega Capital Funding, LLC and Gibraltar Properties, LLC.

2.7	Joint Venture Letter of Intent dated April 9, 2008 between Omega Capital Funding LLC and BBB Developments.

3.1	Articles of Incorporation

3.2	Bylaws

5.1	Opinion of Vincent & Rees, LC

23.1		Consent of Independent Auditor

16.1		Letter from Turner, Stone & Company, LLP (1)

99.1		Audited Consolidated Financial Statements of Omega Capital Funding as of December 31, 2007 and 2006 (1)

99.2		Unaudited Condensed Consolidated Financial Statements of Omega Capital Funding as of March 31, 2008 and 2007 for the three months ending March 31, 2008 and 2007. (2)

99.3
Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2008, Unaudited Pro Forma Condensed Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss) for the six months ended March 31, 2008, Unaudited Pro Forma Condensed Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss) for the year ended December 31, 2007 for Omega Capital Funding and accompanying notes. (2)

10.9	-	Investment Agreement dated February 6, 2008, by and between the Company and Dutchess Private Equities Fund, Ltd.

10.10	-	Registration Rights Agreement dated February 6, 2008, by and between the Company and Dutchess Private Equities Fund, Ltd.

(1)	Incorporated by reference to Form 10-K filed on April 15, 2008 (File No. 000-08447).
(2)	Incorporated by reference to Form 10-Q filed on March 20, 2008 (File No. 000-08447).

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 1st day of July 2008..

Omega Commercial Finance Corporation

By:	/s/ Jon S. Cummings, IV
Jon Cummings
Chief Executive Officer

 POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Jon S. Cummings, IV as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
/s/ Jon S. Cummings, IV Jon S. Cummings, IV	Chief Executive Officer, President Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors	July 14, 2008